Exhibit 99.B(a)(26)

ING GET FUND

CERTIFICATE OF AMENDMENT OF DECLARATION OF TRUST

The undersigned being all of the Trustees of ING GET Fund, a Massachusetts business trust (the “Trust”), acting pursuant to Section 11.2 of the Trust’s Amended and Restated Declaration of Trust dated March 1, 2002, as amended (the “Declaration of Trust”), hereby abolish the following series of the Trust and the establishment and designation thereof effective March 22, 2007:  ING GET Fund - Series Q.

IN WITNESS WHEREOF, the undersigned have executed this instrument as of the 13th day of December, 2006.

/s/ Dr. Albert E. DePrince	/s/ Dr. Corine T. Norgaard
Dr. Albert E. DePrince, Jr.	Dr. Corine T. Norgaard
as Trustee and not individually	as Trustee and not individually

/s/ Maria Teresa Fighetti	/s/ Joseph E. Obermeyer
Maria Teresa Fighetti	Joseph E. Obermeyer
as Trustee and not individually	as Trustee and not individually

/s/ Sidney Koch	/s/ Edward T. O’Dell
Sidney Koch	Edward T. O’Dell
as Trustee and not individually	as Trustee and not individually